Filed pursuant to Rule 424(b)(7)

Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

28,484,850 Shares of Common Stock

This prospectus supplement relates to 28,484,850 shares of our common stock that may be offered for resale by the persons or entities listed herein who may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own 96% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On July 25, 2006, the last reported sale price of our common stock was $22.53 per share.

On April 17, 2006, we changed our name from Host Marriott Corporation to Host Hotels & Resorts, Inc. Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2006.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $500,000,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 520,832,963 shares of our common stock issued and outstanding as of April 28, 2006.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before July 25, 2006. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Alabama Childrens Hospital Foundation	5,697	5,697	*
ATSF - Transamerica Convertible Securities	370,303	370,303	*
Associated Electric & Gas Insurance Services Limited	22,788	22,788	*
Aventis Pension Master Trust	18,230	18,230	*
Bank of America Pension Trust†	284,849	284,849	*
Barclays Global Investors Diversified Alpha Plus Funds	43,867	43,867	*
Barnet Partners Ltd.	1,581,479	1,581,479	*
Bear, Stearns & Co. Inc.†	170,909	170,909	*
BNP Paribas Equity Strategies, SNC	212,383	212,383	*
Boilermakers - Blacksmith Pension Trust	62,667	62,667	*
Calamos Growth & Income Fund - Calamos Investment Trust	3,418,182	3,418,182	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	23,927	23,927	*
Calamos Strategic Total Return Fund	247,818	247,818	*
CC Convertible Arbitrage, Ltd.	199,394	199,394	*
CEMEX Pension Plan	9,400	9,400	*
CGNU Life Fund	71,212	71,212	*
Citigroup Global Markets Inc.†	1,139,394	1,139,394	*
City of Knoxville Pension System	9,685	9,685	*
CNH CA Master Account, L.P.	28,485	28,485	*
Commercial Union Life Fund	88,303	88,303	*
Convertible Securities Fund	4,558	4,558	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	178,144	178,144	*
CSS, L.L.C.	113,939	113,939	*
DB Equity Opportunities Master Portfolio Ltd.†	33,042	33,042	*
Deep Rocks & Co.	142,424	142,424	*
Delta Airlines Master Trust	80,612	80,612	*
Delta Pilots Disability and Survivorship Trust	12,818	12,818	*
DKR SoundShore Strategic Holding Fund Ltd.	113,939	113,939	*
Dorinco Reinsurance Company	56,970	56,970	*
Ellington Overseas Partners, Ltd	569,697	569,697	*
Equity Overlay Fund	56,970	56,970	*
Forest Fulcrum Fund LP	40,790	40,790	*
Forest Global Convertible Fund, Ltd., Class A-5	111,832	111,832	*
Forest Mult-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	105,964	105,964	*
FrontPoint Convertible Arbitrage Fund, L.P.	170,909	170,909	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	170,909	170,909	*
Goldman Sachs & Co.†	341,818	341,818	*
Grace Convertible Arbitrage Fund, Ltd.	256,364	256,364	*
Guggenheim Portfolio Company XXXI, LLC	43,069	43,069	*
HFR CA Global Opportunity Master Trust	32,473	32,473	*
HFR CA Select Fund	56,970	56,970	*
HFR RVA Select Performance Master Trust	16,008	16,008	*
HFR RVA Combined Master Trust	29,453	29,453	*

HighBridge International LLC	940,000	940,000	*
IDEX - Transamerica Convertible Securities Fund	227,879	227,879	*
Institutional Benchmarks Management Fund c/o Quattro Fund	38,455	38,455	*
Institutional Benchmarks Master Fund, Ltd.	113,939	113,939	*
JMG Capital Partners, LP	113,939	113,939	*
JMG Triton Offshore, Ltd.	113,939	113,939	*
John Deere Pension Trust	227,879	227,879	*
J.P. Morgan Securities Inc.	121,687	121,687	*
KBC Financial Products USA Inc.	284,849	284,849	*
Kettering Medical Center Funded Depreciation Account	3,988	3,988	*
Knoxville Utilities Board Retirement System	9,400	9,400	*
LDG Limited	8,944	8,944	*
Lexington Vantage Fund c/o TQA Investors, LLC	1,994	1,994	*
LLT Limited	22,617	22,617	*
Lousiana CCRF	18,800	18,800	*
Lyxor/Convertible Arbitrage Fund Limited	36,347	36,347	*
Lyxor/Forest Fund Limited	98,444	98,444	*
Lyxor/Zola Fund Ltd.	14,242	14,242	*
Macomb County Employees’ Retirement System	21,364	21,364	*
McMahan Securities Co. L.P.	56,970	56,970	*
Melody IAM LTD	45,576	45,576	*
MFS Total Return Fund A Series of MFS Series Trust IV	216,485	216,485	*
MFS Total Return Fund A Series of Series Trust V	330,424	330,424	*
Morgan Stanley Convertible Securities Trust	142,424	142,424	*
Nations Convertible Securities Fund	970,764	970,764	*
Northern Income Equity Fund	28,485	28,485	*
Norwich Union Life & Pensions	125,333	125,333	*
Oakwood Assurance Company Ltd.	1,652	1,652	*
Oakwood Healthcare Inc. Pension	5,127	5,127	*
Oakwood Healthcare Inc.—OHP	342	342	*
Oakwood Healthcare Inc. Endowment / A&D	285	285	*
Oakwood Healthcare Inc. Funded Depreciation	2,848	2,848	*
Oppenheimer Convertible Securities Fund	284,849	284,849	*
OZ Master Fund, Ltd.	598,182	598,182	*
Peoples Benefit Life Insurance Company Teamsters	1,253,333	1,253,333	*
Polaris Vega Fund L.P.	230,727	230,727	*
Port Authority of Allegheny County Consolidated Trust Fund	3,133	3,133	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	17,091	17,091	*
Prisma Foundation	3,988	3,988	*
PIMCO Convertible Fund	21,364	21,364
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	196,545	196,545	*
RBC Alternative Assets LP	8,545	8,545	*
Redbourn Partners Ltd.	1,375,818	1,375,818	*
Retail Clerks Pension Trust I	142,424	142,424	*
Retail Clerks Pension Trust II	56,970	56,970	*
RMF Umbrella SICAV	1,424	1,424	*
S.A.C. Arbitrage Fund, LLC	1,078,949	1,078,949	*
S.A.C. Capital Associates, LLC	251,779	227,879	*
Sage Capital Management, LLC	145,273	145,273	*
San Diego County Employees Retirement Association	170,909	170,909	*
SCI Endowment Care Common Trust Fund - National Fiduciary Services	5,697	5,697	*
SCI Endowment Care Common Trust Fund - Suntrust Bank	3,133	3,133	*
SCI Endowment Care Common Trust Fund - Wachovia	1,424	1,424	*
SG Americas Securities, LLC	290,261	290,261	*
Singlehedge US Convertible Arbitrage Fund	56,343	56,343	*
Sphinx Convertible Arbitrage SPC	36,575	36,575	*
Sphinx Fund c/o TQA Investors, LLC	6,096	6,096	*
SPT	62,667	62,667	*
St. Albans Partners Ltd.	427,273	427,273	*
St. Paul Travelers Companies, Inc—Commercial Lines	48,481	48,481	*
Stonebridge Life Insurance	56,970	56,970	*
Sturgeon Limited	43,753	43,753	*
Sunrise Partners Limited Partnership	644,094	481,394	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	322,449	322,449	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	1,748,970	1,748,970	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	720,097	720,097	*
The California Wellness Foundation	13,673	13,673	*
The Cockrell Foundation	4,842	4,842	*
The Dow Chemical Company Employees’ Retirement Plan	96,848	96,848	*
The Fondren Foundation	3,988	3,988	*
Thrivenet Financial for Lutherans	510,393	199,394	*
Transamerican Accidental Life	56,970	56,970	*
Transamerican Life Insurance and Annuities Corp	341,818	341,818	*
UBS Securities LLC	626,667	626,667	*
Union Carbide Retirement Account	28,485	28,485	*
Union Pacific Master Retirement Trust	113,939	113,939	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	11,394	11,394	*

Univar USA Inc.	22,788	22,788	*
US Bank FBO Benedictine Health System	13,958	13,958	*
Value Line Convertible Fund, Inc.	22,788	22,788	*
Van Kampen Harbor Fund	188,000	188,000	*
Whitebox Convertible Arbitrage Partners L.P.	497,175	497,175	*
Xavex Convertible Arbitrage 4 Fund	10,084	10,084	*
Xavex – Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	25,636	25,636	*
Yield Strategies Fund I, L.P.	883,030	883,030	*
Yield Strategies Fund II, L.P.	398,788	398,788	*
Zola Partners, L.P.	14,242	14,242	*
Zurich Institutional Benchmarks Master Fund Ltd.	51,045	51,045	*
Zurich Institutional Bench Marks Master Fund Ltd. c/o TQA Investors, LLC	18,458	18,458	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total		28,867,060

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 56.9697 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts may be in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 520,832,963 shares outstanding on April 28, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

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